Toni Perazzo
Chief Financial Officer
(650) 340-1888
AeroCentury Corp. Reports Third Quarter Earnings of $385,000 or $0.27 Per Share

BURLINGAME, California, November 9, 2017 -- AeroCentury Corp. (NYSE American: ACY), an independent aircraft leasing company, today reported third quarter 2017 earnings of $385,000, or $0.27 per share, compared to $356,000, or $0.25 per share, in the second quarter of 2017 and compared to $530,000, or $0.34 per share, in the third quarter of 2016.

In the first nine months of 2017, net income grew 10% to approximately $1.4 million, or $0.95 per share, from approximately $1.3 million, or $0.81 per share in the first nine months of 2016.

AeroCentury Corp. announced on October 26th the signing of a merger agreement to acquire JetFleet Holding Corp. (JHC), the parent of JetFleet Management Corp., which has managed the Company's operations and aircraft portfolio since the Company's founding in 1997. Under the Merger Agreement, JHC shareholders are to receive $3.5 million in cash and 129,286 shares of the Company's Common Stock, subject to various adjustments at closing, in return for all the outstanding capital stock of JHC. The closing of the acquisition is expected to occur in the first quarter of 2018.

Third Quarter 2017 Highlights

•	Acquisition of a mid-life regional jet aircraft, contributing to6% YTD growth in operating lease portfolio

• Operating lease revenue of $7.6 million, a 25% increase from the year-ago quarter

• Operating margin1 and net margin1 of 8% and 5%, respectively

• Increased EBITDA2 of $6.0 million compared to both the preceding quarter and the year-ago quarter

• Book value per share of $29.19 quarter-end

• 93% portfolio utilization

• Revolving credit facility increased from $150 million to $170 million

• $28.8 million of available liquidity under revolving credit facility at quarter-end

"We are continuing to modernize our portfolio of mid-life leased aircraft, acquiring one Embraer 175 aircraft in the third quarter of 2017 and two Embraer 175 aircraft in the second quarter," said Michael Magnusson, Chief Executive Officer.  "We now have 6 Embraer jet aircraft, 10 Bombardier jet aircraft, and 16 turboprops, and we are in the process of selling 2 Fokker 100 jet aircraft.  Our portfolio of aircraft held for lease now has a weighted average aircraft age of approximately 11 years, and an average remaining lease term of 60 months."

"We believe the acquisition of JHC marks a significant milestone in our growth by eliminating the third-party management structure, thereby improving visibility into our performance," Magnusson said.  "In addition, we believe the acquisition will facilitate access to capital sources to fuel our growth and will be accretive to earnings."

Third Quarter 2017 Comparative Data (at or for the periods ended September 30, 2017, June 30, 2017, and September 30, 2016):
•	Average portfolio utilization was 93% during both the third quarters of 2017 and 2016, as well as the second quarter of 2017.
•	Total revenue increased 3% to $8.3 million for the third quarter of 2017, compared to $8.1 million in the preceding quarter, and grew 12% from $7.4 million a year ago.
o
Operating lease revenues increased 7% to $7.6 million in the third quarter of 2017 from $7.1 million in the preceding quarter and increased 25% from $6.1 million in the year-ago quarter, reflecting portfolio growth.

o	Operating lease revenues accounted for 91% of total revenues in the third quarter of 2017, compared to 88% in the second quarter of 2017 and 82% in the year-ago quarter.
o
During the third quarter of 2017, the Company had minimal gains from disposal of assets or sales-type finance leases, compared to a loss of $148,000 on disposition of assets in the second quarter of 2017 and a $1.2 million gain from sales-type finance leases for two turboprop aircraft in the year-ago quarter.

•
Total expenses increased 1% to $7.6 million from $7.5 million in the preceding quarter and increased 15% from $6.6 million in the year-ago quarter, primarily due to higher depreciation, interest expense and management fees from the growth of the portfolio.  These increases were partially offset by lower maintenance costs.  Second and third quarter 2017 results also included impairment charges of $0.5 million and $0.1 million, respectively.

AeroCentury's portfolio currently consists of twenty-five aircraft and two engines that are held for lease and nine aircraft that are held under sales-type or direct finance leases. The Company also has three turboprop aircraft that are held for sale, two of which are being sold in parts.

The Company's portfolio consists of twelve different aircraft types. The current customer base comprises eleven airlines operating in ten countries.

1 Operating margin and net margin are non-GAAP measures.  Operating margin is calculated by dividing "Income before income taxes" by "Total revenue."  Net margin is calculated by dividing "Net income" by "Total revenue."  See Additional Financial Information at the end of this press release for a reconciliation to their most directly comparable GAAP measure.
2 EBITDA is a non-GAAP measure.  See Additional Financial Information below for its method of calculation and reconciliation to its most directly comparable GAAP measure at the end of this press release.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of September 30, 2017, June 30, 2017, and September 30, 2016.

AIRCRAFT AND ENGINES HELD FOR LEASE
	September 30, 2017	% of net book value	June 30, 2017	% of net book value	September 30, 2016	% of net book value
Turboprop aircraft:
On lease	4	11%	6	16%	8	20%
Off lease	6	6%	5	5%	4	4%
Total turboprop aircraft	10	17%	11	21%	12	24%
Regional jet aircraft:
On lease	15	81%	14	77%	12	73%
Off lease	-	-%	-	-%	-	-%
Total regional jet aircraft	15	81%	14	77%	12	73%
Engines:
On lease	0	-%	0	-%	2	0%
Off lease[3]	2	2%	1	2%	2	3%
Total engines	2	2%	1	2%	4	3%

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (a) the consummation of the Company's acquisition of JHC, (b) any future potential accretion resulting from the acquisition, and (c) any effect of the acquisition on the Company's ability to raise capital. The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to (a) the failure of the acquisition to be consummated, as a result of the failure of conditions precedent or otherwise, (b) the Company's inability to perform the management services previously performed by JetFleet Management Corp. at a cost less than the fees that would otherwise be payable pursuant to the management agreement, and (c) the Company's inability to raise capital on attractive terms, or at all. The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Factors that May Affect Future Results" in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

3 9/30/17 includes one engine that had previously been installed on an aircraft that is now being parted out.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Operating lease revenue	$7,569	$7,110	$6,074	$21,996	$17,054
Finance lease revenue	416	432	200	1,173	572
Gain/(loss) on disposal of assets	3	(148)	3	(130)	2,149
Gain on sales-type finance leases	-	-	1,166	297	1,214
Maintenance reserves revenue[4]	350	686	-	1,036	-
Other income	1	1	1	2	2
Total revenue	8,339	8,081	7,444	24,374	20,991

Depreciation	3,159	2,943	2,333	9,038	6,283
Interest	2,143	1,743	1,339	5,496	3,766
Management fees	1,584	1,498	1,249	4,589	3,686
Provision for impairment	69	454	-	523	321
Maintenance costs	169	405	751	830	2,572
Professional fees and other	521	499	385	1,622	1,564
Bad debt expense	-	-	573	-	836
Total expenses	7,645	7,542	6,630	22,098	19,028

Income before income taxes	694	539	814	2,276	1,963

Income tax provision	309	183	284	894	701
Net income	$385	$356	$530	$1,382	$1,262

Earnings per share:
Basic	$0.27	$0.25	$0.34	$0.95	$0.81
Diluted	$0.27	$0.25	$0.34	$0.95	$0.81

Shares used in per share computations:
Basic	1,416,699	1,416,699	1,566,699	1,460,555	1,566,699
Diluted	1,416,699	1,416,699	1,566,699	1,460,555	1,566,699

	September 30,	June 30,	December 31,	September 30,
	2017	2017	2016	2016

Total assets	$247,755	$241,590	$218,736	$224,439
Total liabilities	$206,406	$200,625	$176,236	$181,899
Shareholders' equity	$41,349	$40,965	$42,500	$42,540
Book value per share	$29.19	$28.92	$27.13	$27.15

4 Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of Operating margin, Net margin and EBITDA.  The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. The Company's non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other measure of financial performance calculated and presented in accordance with GAAP. The Company's non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.
Additional Financial Information (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Reconciliation of Net income to EBITDA:
Net income	385	356	530	1,382	1,262
Depreciation	3,159	2,943	2,333	9,038	6,283
Interest	2,143	1,743	1,339	5,496	3,766
Taxes	309	183	284	894	701
EBITDA:	5,996	5,225	4,486	16,810	12,012

Operating margin:
Income before taxes	694	539	814	2,276	1,963
Divided by Total revenue	8,339	8,081	7,444	24,374	20,991
Operating margin:	8%	7%	11%	9%	9%

Net margin:
Net income	385	356	530	1,382	1,262
Divided by Total revenue	8,339	8,081	7,444	24,374	20,991
Net margin:	5%	4%	7%	6%	6%